Exhibit 10.7
Neutron Holdings, Inc.
May 21, 2026
Ann Gugino
By email
Re: Amended and Restated Offer Letter
Dear Ann:
You and Neutron Holdings, Inc. (the “Company”) are parties to an offer letter dated December 3, 2023 (the “Prior Offer Letter”) that sets forth the terms of your employment with the Company. This letter agreement sets forth the terms of your continued employment with the Company effective as of the date of this letter agreement, and, except as set forth herein, supersedes in its entirety the Prior Offer Letter. Effective as of the date of this letter agreement, the terms of your employment with the Company are as follows:
1.Position. You will continue to serve as the Company’s Chief Financial Officer, and you will report to the Company’s Chief Executive Officer. This is a full-time position. In your role, you are expected to devote your full time, ability, attention, energy and skills in performing all duties as assigned and delegated to you by the Company.
A.You hereby affirm your continuing obligations under the Confidential Information and Invention Assignment Agreement that you previously entered into with the Company, as well as your obligation to comply with all of the Company’s policies in effect during your term of employment, including, without limitation, the Company Handbook, as it may be amended from time to time.
B.By signing this letter agreement, you confirm to the Company that you have no contractual commitments, conflicts of interest or other legal obligations that would prohibit you from performing your duties for the Company.
2.Salary. Effective March 1, 2026, you will receive an annual base salary of $540,000, which will be paid in in accordance with the Company’s standard payroll procedures, subject to required tax withholding and other authorized deductions (“Base Salary”). Your Base Salary may be adjusted from time to time by the Company in its sole discretion.
3.Bonus. Effective March 1, 2026, you will be eligible for a target bonus at 50% of your Base Salary.
4.Equity Compensation. You will be eligible to be granted equity awards under the Company’s 2026 Incentive Award Plan from time to time as determined in the sole discretion of the Board or its compensation committee.
5.Severance. You will continue to be eligible for cash severance in an amount equivalent to six (6) months of your then-current salary at the time of the termination of your employment by the

Company without “Cause” (as defined herein), other than in connection with a Change in Control (as defined in the Company’s 2017 Stock Incentive Plan). To receive such cash severance, you must (i) return all Company property in your possession, (ii) resign from any officer or director position with the Company or any of the Company’s subsidiaries, to the extent applicable, and (iii) execute a mutual general release of claims in favor of the Company and its officers and directors (the “Release”). You must execute and return the Release no later than thirty (30) days after the termination of your employment (such date, the “Release Deadline”). If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described above. The cash severance will be made within sixty (60) days after your termination of employment; however, if such sixty (60)-day period spans two calendar years, then the payment will be made in the second calendar year.
For purposes of the foregoing, “Cause” shall mean the Company’s reasonable belief that you have engaged in the following conduct: (i) your performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a related entity; (ii) your dishonesty, fraud or embezzlement, intentional misconduct or material breach of any agreement with the Company or a related entity; (iii) your commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (iv) your negligence, bad faith, or misconduct which causes either reputational or economic harm to the Company or its subsidiaries or its affiliates as determined by the Company in its sole discretion; (v) your refusal or failure to perform your duties or any reasonable directive of the Company after receipt of a notice of such failure and an opportunity (determined by the Company in its sole discretion under the circumstances) in which to cure such failure; (vi) your knowing misrepresentation of any material fact that the Company reasonably requests;(vii) your violation, as determined by the Company, of any securities or employment laws or regulations; or (viii) your breach of your obligations under this letter or violation of Company’s policies, as determined by the Company in its sole discretion.
Upon a termination in connection with a Change in Control, in lieu of the severance benefits set forth above, you will be eligible for severance benefits under the Company’s Executive Severance Plan, subject to the terms and conditions thereof.
6.Benefits. The Company will provide you with the benefits that the Company may, from time to time, in its sole discretion offer to employees. The Company currently offers a full range of benefits for you and your qualified dependents.
7.Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company.
8.Employment Relationship. Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time for any reason. This “at will” employment relationship can only be modified in writing by an authorized officer of the Company (other than you).
9.Miscellaneous. This agreement is the parties’ entire agreement on this topic, superseding any prior or contemporaneous agreements regarding the same (including, without limitation, the Prior Offer Letter). Any amendments to this letter agreement must be in writing. Failure to enforce any of the provisions of this agreement will not constitute a waiver. This agreement is governed by the laws of California, excluding its conflict-of-laws principles. The exclusive venue for any dispute relating to this agreement shall be in San Francisco, California.
(signature page follows)

To indicate your agreement to the terms set forth in this letter agreement, please sign and date this letter agreement in the space provided below and return it to me at your earliest convenience.

Very truly yours,

NEUTRON HOLDINGS, INC.

	By:	/s/ Susie Giordano
Susie Giordano
Chief Legal Officer and Corporate Secretary

AGREED AND ACCEPTED:

/s/ Ann Gugino
Ann Gugino
Signature Page to Amended and Restated Offer Letter